CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 30 to the Registration Statement on Form N-4 (No. 333-49232) (the “Registration Statement”) of our report dated April 18, 2024 relating to the statutory basis financial statements of The Variable Annuity Life Insurance Company, consent to the incorporation by reference in the Registration Statement of our report dated April 23, 2024 relating to the statutory basis financial statements of American Home Assurance Company, and consent to the incorporation by reference in the Registration Statement of our report dated April 23, 2024 relating to the financial statements of each of the subaccounts of The Variable Annuity Life Insurance Company Separate Account A indicated in our report. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 25, 2024